Exhibit 99.2

For Immediate Release	Media Contact:	Investor Contact:
April 15, 2010	Bo Piela	Patrick Flanigan
	(617) 768-6579	(617) 768-6140

Ralph Whitworth Elected to Genzyme’s Board of Directors

CAMBRIDGE, Mass. — Genzyme Corp. (NASDAQ: GENZ) and Relational Investors LLC announced today that they have amended their mutual cooperation agreement and that Ralph Whitworth, principal and co-founder of Relational, has been elected to Genzyme’s board of directors, effective immediately.  Relational, a $6 billion private investment fund, began investing in Genzyme shares in late 2008 and is one of Genzyme’s largest shareholders.

Mr. Whitworth will chair a new Strategic Planning and Capital Allocation Committee, which will be tasked with reviewing the company’s mix of businesses, evaluating the company’s overall cost structure, and enforcing an ongoing capital allocation discipline. Mr. Whitworth will become a member of the Compensation Committee and the Nominating and Corporate Governance Committee, which has responsibility for board composition and CEO succession planning.  In addition, Genzyme has committed to nominating an additional independent director, to be agreed upon with Mr. Whitworth, who will bring substantial expertise in biopharmaceutical manufacturing and operations. Consistent with the terms of the original agreement signed in January, Relational will support Genzyme’s board nominees and proposals at the company’s Annual Meeting of Shareholders on June 16, 2010.

“I am looking forward to working with the board to further our agenda for creating shareholder value at Genzyme,” said Mr. Whitworth.  “As long-term shareholders, we believe the company has great potential for further value creation, and I expect that bringing our perspective, as a large shareholder, into the boardroom will help unlock that value.”

Genzyme’s board of directors had nine members prior to Mr. Whitworth’s election. Upon the recommendation of the board’s Nominating and Governance Committee, the board this week voted to expand to 10 members, with the addition of Mr. Whitworth. Mr. Whitworth’s term will expire at Genzyme’s 2010 annual meeting of shareholders.  The company will nominate him for re-election, along with the current 9 other members of its board, when it files its proxy statement for the 2010 Annual Meeting.

“We have demonstrated our commitment to continuous improvement of our governance practices and we continue to examine how best to assure that we are doing everything necessary to build and deliver value for shareholders,” said Genzyme’s Chairman and Chief Executive Officer, Henri A. Termeer. “The board asked Ralph to join immediately because we value his perspective and insight. Ralph brings to our board strong corporate governance and financial expertise along with a passion for creating shareholder value and improving returns.”

Genzyme also reported that its board has created a new Risk Management Committee that is primarily responsible for overseeing its risk management process for risks outside of the scope of audit or compensation committee oversight.  Gail Boudreaux chairs the Risk Management Committee and its members include Robert Bertolini, Robert Carpenter and Victor Dzau.

Mr. Whitworth, 54, has previously served both as a member of the board and as chairman at Waste Management Inc., and Apria HealthCare Group Inc., during major turnaround situations. He has also served on the boards of Mattel Inc., Sirius Satellite Radio, Inc., Sovereign Bancorp, Tektronix Inc., Wilshire Technologies, Inc. and United Thermal Corporation in similar circumstances.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases.  Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 12,000 employees in locations spanning the globe and 2009 revenues of $4.5 billion.

With many established products and services helping patients in approximately 100 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences.  The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune disease, and diagnostic testing.  Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as cardiovascular disease, neurodegenerative diseases, and other areas of unmet medical need.

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.

Important Information

Genzyme, its directors, and the other individuals identified in its preliminary proxy statement filed with the SEC on March 31, 2010, may be deemed to be participants in the solicitation of proxies from Genzyme’s shareholders in connection with the company’s 2010 annual meeting of shareholders. Information about the directors and other individuals and their interests can be found in the preliminary proxy statement, a copy of which is available at the SEC’s web site at www.sec.gov.

Genzyme shareholders are advised to read carefully the company’s definitive proxy statement relating to the company’s 2010 annual meeting of shareholders and any other relevant documents filed by the company with the SEC, when they become available, before making any voting or investment decision, because they will contain important information. The definitive proxy statement and other reports, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov or from Genzyme at www.genzyme.com. A copy of the company’s definitive proxy statement will also be available for free by writing to Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, (212) 750-5833.

Genzyme® is a registered trademark of Genzyme Corporation.  All rights reserved.

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